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                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 1, 1994, which appears in Exhibit 99.0 of CyberOptics Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1994. We also consent to the use in the Prospectus constituting part of this registration statement on Form S-3 of CyberOptics Corporation of our report dated February 1, 1994 relating to the financial statements of CyberOptics Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."



Price Waterhouse LLP
Minneapolis, Minnesota
August 9, 1995